Exhibit 99.1
For Release December 26, 2007— 5:00 p.m. PDT
STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
REVISES ESTIMATED RANGE FOR FOURTH QUARTER EARNINGS,
REPORTS INCREASED CHARGE FOR CREDIT COSTS
Spokane, Washington, December 26, 2007 — Sterling Financial Corporation (NASDAQ:STSA) announced today that it is revising its estimate for earnings for the fourth quarter of 2007 as a result of an increased charge for credit costs, a charge to prepay some high fixed rate trust preferred securities and other charges during the fourth quarter. Sterling now expects to report earnings in the range of $0.31 to $0.34 per diluted share for the quarter ended December 31, 2007. For the year ended December 31, 2007, Sterling expects earnings to be in the range of $1.84 to $1.87 per diluted share.
Sterling continues to closely monitor its loan portfolio, with particular focus on residential construction lending, and is taking a measured approach to provide adequate loan loss provisions. As a result, Sterling expects to report an approximately $13.0 million provision for credit costs for the fourth quarter. Management indicated that residential construction lending in its primary markets in the Puget Sound region and Portland area is generally healthy, but is being monitored on a regular basis. Other segments of the loan portfolio generally continue to perform well throughout Sterling’s footprint.
Also during the fourth quarter, Sterling intends to prepay a $24.0 million trust preferred securities issue that carries a 10.25 percent fixed-rate coupon, and replace it with existing cash resources that have a significantly lower cost. This early extinguishment of the trust preferred securities will trigger a prepayment premium that will result in a charge of approximately $2.1 million that was not previously budgeted for the fourth quarter. This prepayment is ultimately expected to result in a positive impact on earnings into future periods. Management has indicated that the Company’s capital will exceed levels required to remain “well-capitalized” for regulatory compliance purposes.
Sterling expects to incur merger-related costs of approximately $1.0 million associated with the proposed acquisition of North Valley Bancorp, which, as previously announced, was terminated by North Valley during the quarter following unexpected delays in obtaining regulatory approval.
Harold Gilkey, Sterling’s chairman and chief executive officer, stated “Along with other financial institutions across the country, Sterling is dealing with challenging market conditions, which we expect will continue into the next few quarters. Although we believe that these credit conditions will work themselves out over time, our seasoned management team, based on their experience with similar downturns before, is taking an aggressive stance on asset quality and being proactive in working with our customers to find solutions. We continue to execute on our business plan in order to position Sterling to take advantage of opportunities in future periods.”
Sterling plans to report its results for the fourth quarter and year ended December 31, 2007 on January 28, 2008. Management will provide guidance for 2008 at its conference call the next day, on January 29, 2008.
ABOUT STERLING
Sterling Financial Corporation of Spokane, Washington, is a bank holding company, of which the principal operating subsidiaries are Sterling Savings Bank and Golf Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, California, Oregon, Idaho and Montana. Through Sterling Savings Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices throughout the western region. Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.
Golf Savings Bank is a Washington State-chartered and FDIC insured savings bank. Golf Savings Bank’s primary focus is the origination of single-family residential mortgage loans.
FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words ''expects,’’ ''anticipates,’’ ''intends,’’ ''plans,’’ ''believes,’’ ''seeks,’’ ’’estimates’’ and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contact:	Daniel G. Byrne
EVP, Chief Financial Officer
509-458-3711

Media Contact:	Jennifer Lutz
Public Relations Administrator
509-368-2032